Exhibit 10.1

EXECUTION VERSION

MASTER PURCHASE AND SALE AGREEMENT

THIS MASTER PURCHASE AND SALE AGREEMENT (the “Agreement”) is executed by and between ACCORD FINANCIAL, INC., a Delaware corporation, having a mailing address at P.O. Box 6704, Greenville, South Carolina, 29606, (hereinafter referred to as "Factor") and OP-TECH Environmental Services, Inc., a Delaware corporation, located at 1 Adler Drive, East Syracuse, New York 13057, (hereinafter referred to as "Seller"). Seller and Factor agree to the following terms and conditions:

1.     Purchase and Sale of Accounts Receivable. For the consideration hereinafter set forth and subject to the terms and conditions contained herein, Seller hereby agrees to sell, transfer, convey, assign and deliver to Factor as absolute owner thereof, and Factor hereby agrees to purchase and receive from Seller all of Seller's right, title and interest in and to certain accounts receivable arising from the furnishing of materials or the rendering of labor by Seller in Seller's ordinary course of business. For all purposes hereof, the term "Accounts Receivable" is intended to mean and include each account created as a result of the sale of goods and/or services furnished pursuant to and in compliance with a contract between Seller and its customers, and all accounts as defined under the Uniform Commercial Code of South Carolina as in effect from time to time. In addition to the Accounts Receivable purchased, Seller shall be deemed to have sold and assigned all incidental rights with respect thereto, including any guarantees.

2. Sale Procedure. Upon Seller’s submission of any Account Receivable to Factor for purchase, Seller shall execute for each such Account Receivable or group of Accounts Receivable, an Invoice Control Record in the form annexed hereto or as may be modified from time to time by Factor, which identifies and describes the Accounts Receivable being offered for purchase and the total face amount of such Accounts Receivable. Each Account Receivable offered for sale to Factor shall be evidenced by an identical duplicate written invoice or other such equivalent document(s) as Factor may require from time to time, together with supporting documentation, including, but not limited to, the contract referencing the sale of goods and/or services furnished and any modification(s) or amendment(s) thereto and any such other documentation which may be requested by Factor. The decision to accept or reject any Account Receivable offered for sale shall rest within the sole and exclusive discretion of Factor. Upon receiving notice that Factor accepts for purchase any Account Receivable, Seller shall not vary or seek to modify the terms of the Account Receivable.

3. Purchase Price and Payment. In Factor's sole discretion, it may advance the purchase price for Accounts Receivable purchased up to eighty (80%) percent (hereinafter referred to as “Advance”) of the face amount of the Accounts Receivable, minus the applicable discount fee and subject to any reserve that Factor, in its sole discretion, may elect to maintain (hereinafter referred to as “Reserve”). As a general rule, Reserves are released upon the request of the Seller or when the Factor’s next purchase of Accounts Receivable from Seller is funded, however Factor may increase or decrease the amount of such Reserve at any time and from time to time if it deems it necessary in order to protect its interests: for example, from contingencies, disputes, potential breach of warranties, or the like that may exist or which Factor may reasonably anticipate might arise in the future. Payments received will be credited to specific invoices when credit is given by Factor’s bank, not to exceed three banking days. The applicable discount fee is calculated based on the discount rate set forth in the Discount Rate Schedule (attached as an addendum hereto and incorporated herein by reference). Nothing contained herein shall be construed as to prohibit Factor from conditioning future purchases on Seller's agreeing to modification(s) of the Discount Rate Schedule. It is the intention of the parties hereto that the transactions contemplated hereby shall constitute a purchase of accounts under the Uniform Commercial Code of South Carolina.

4. Notice of Assignment. Upon Seller’s execution of this Agreement, Seller shall notify each customer (hereinafter referred to as “Account Debtor”) of the contemplated sale by insuring that each invoice bears the following language, conspicuously placed, which language may be modified or amended at Factor’s request from time to time:

This invoice has been assigned, sold and is payable only to Accord Financial, Inc. In the event of any dispute as to quantity, quality or otherwise, notification must be given to Accord Financial, Inc., in writing, within five (5) days of receipt of goods or rendition of services.

Seller agrees to use its best efforts to assist Factor in procuring the Account Debtor's acknowledgment and acceptance if so requested by Factor. Factor's inability, for whatever reason, to receive Account Debtor's acknowledgment and acceptance may result in the rejection of the Accounts Receivable submitted for purchase or revocation of a conditional approval to purchase Accounts Receivable without any obligation or liability on the part of Factor.

5. Security. In order to secure the payment of all indebtedness and obligations of Seller to Factor, whether presently existing or hereafter arising, Seller hereby grants to Factor a security interest in and lien upon all of Seller’s right, title and interest in all assets including but not limited to the following: (a) any and all Reserves and all payments (if any) due or to become due to Seller from the Reserves as well as all monies on deposit, holdbacks and credits, (b) all Accounts, as defined hereinbelow, and general intangibles whether now existing or hereafter acquired or arising, all interest of Seller arising in goods, the sale of which gave rise to any account, (c) all documents, chattel paper, instruments and general intangibles relating to the foregoing, (d) all books and records pertaining to all of the foregoing, including but not limited to computer programs, data and lists, (e) all inventory of Seller and (f) all proceeds of the foregoing (collectively the “Collateral”). Seller agrees to comply with all appropriate laws in order to perfect Factor’s security interest in and to the Collateral, to execute any financing statements, continuations thereof, amendments thereto or additional documents as Factor may require. The occurrence of any Event of Default shall entitle Factor to all of the default rights and remedies (without limiting the other rights and remedies exercisable by Factor either prior or subsequent to an Event of Default) as available to a secured party under the Uniform Commercial Code in effect in any applicable jurisdiction. Account(s) is intended to include “accounts” as defined in the Uniform Commercial Code of South Carolina, as in effect from time to time, and to mean a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, The terms “general intangibles”, “goods”, “equipment”, and “proceeds” shall have the meaning given thereto in the Uniform Commercial Code of South Carolina. Factor shall have the rights and remedies provided in this Agreement and in accordance with applicable law. The security interest and lien granted in this paragraph shall remain in full force and effect until all the Accounts Receivable purchased hereunder are paid in full and all obligations owed Factor are satisfied. The rights assigned do not constitute any obligation being assumed by Factor. Seller agrees to execute and deliver, without delay, any document or take any action requested by Factor to protect Factor’s interest in the purchased Accounts Receivable or to perfect the assignment thereof. Seller hereby agrees that until all Accounts Receivable have been paid in full to Factor, Seller shall not permit any liens on any of the Collateral, except those in favor of Factor, nor will Seller sell or transfer any of the Collateral to any third party, except that Seller may enter into Purchase Money Security Interest financing with prior written notice to Factor.

6. Seller's Representations. As an inducement for Factor to purchase Accounts Receivable from Seller, Seller hereby represents, warrants and covenants to Factor that, and furthermore, acknowledges that, each such representation, warranty and covenant shall be made at any and every time any Account Receivable is offered to Factor for sale that:

(a)   If Seller is a legal entity, it is duly organized and existing under the laws of Delaware and is duly qualified, properly licensed, and in good standing in such state and every other state in which it is doing business, and the execution, delivery and performance of this Agreement are within its corporate powers and have been duly authorized as evidenced by the Corporate Resolution provided to Factor, and are not in contravention of any law or the powers of its charter, bylaws, articles of acquisition, partnership agreement, or other incorporation papers, or of any indenture, agreement or undertaking to which Seller is a party or by which it is bound.

(b)   If Seller is operating under a trade or assumed name, said name has been filed with the proper authorities and each name has been provided, in writing, to Factor.

(c)   Seller has good, clear and undisputed exclusive title to the Accounts Receivable offered for sale to Factor hereunder, and such sale will vest absolute ownership to such Accounts Receivable in Factor, free and clear of any lien, encumbrances, claims or security interest of any kind or nature.

(d)   Each Account Receivable sold and assigned to Factor shall be an Account Receivable based upon a bona fide sale and the delivery and acceptance of merchandise or performance of services by Seller to an Account Debtor and shall be an unconditional, valid and enforceable obligation of the Account Debtor, with to the knowledge of Seller, no claim, offset, allowance, discount, deduction, dispute, contingency or counterclaim, which could reduce the amount of such Account Receivable, affect the validity thereof, or hinder Factor's ability to collect or receive payment of the full face amount of said Account Receivable.

(e)   All information furnished by Seller to Factor, including, but not limited to, past histories of the payment of Account Debtors, and any and all information given to Factor in connection with the Accounts Receivable, is true, complete and accurate, and contains no material omissions, misstatements or misrepresentations.

(f)    Seller is the sole and absolute owner of any other property in which Factor is given a security interest and has good right and authority to grant a security interest to Factor in such Collateral and there is no presently outstanding adverse lien, security interest or encumbrance in or on the Collateral or proceeds and there is no financing statement covering the Collateral or proceeds on file in any public office except as shown on the exhibit attached hereto.

(g)   All financial records (including, but not limited to, balance sheets, income statements, federal income tax returns, and Accounts Receivable agings, listing or reports) which may have been or may hereafter be furnished to Factor by Seller to induce Factor to enter into this Agreement or to purchase Accounts Receivable, shall fairly and accurately represent the financial conditions and operating results of Seller as of the dates or for the periods stated thereon subject in the case of non-audited statements to customary year-end and audit adjustments. Such financial records shall be accurate and correct in all material respects and complete insofar as necessary to give Factor a materially true and accurate knowledge of the subject matter.

(h)   All Accounts Receivable sold by Seller to Factor shall be properly reflected on the books of Seller.

(i)     If Seller should change the location of the principal office or the offices wherein the books and records of Seller are kept, Seller shall notify Factor immediately in writing of such change.

7. Recourse To Seller. Under the circumstances set forth herein, Factor may, in its sole discretion, require Seller to take any or all of the actions provided for below. The provisions of this section are cumulative to and may be exercised concurrently with any other rights, powers or remedies of Factor.

(a) In the event an Account Debtor objects to the quality of property sold or services performed by Seller, or rejects or fails or refuses to accept or receive any property or services represented by any Account Receivable purchased by Factor, or if any such property is rerouted or reconsigned, Factor may require the Seller to promptly repurchase such Account Receivable from Factor (i) by payment to Factor of the amount represented by Factor to be owing on such Account Receivable or (ii) by providing Factor with another Account Receivable acceptable to Factor in its sole discretion with a face value equal to or exceeding the face value of the unpaid Account Receivable (the "Replacement Account") in substitution therefor or (iii) by Factor charging Seller’s Reserve. The method of repayment or replacement shall be determined by Factor in its sole discretion. If Seller provides Factor with an acceptable Replacement Account, Factor shall transfer all of its right, title and interest in such unpaid Account Receivable to Seller.

(b) In the event an Account Debtor suspends business, requests a general extension of time within which to pay debts or makes an assignment for the benefit of creditors’, or if a petition in bankruptcy for liquidation or reorganization under the Bankruptcy Code, or a similar petition under state law, is filed by or with respect to an Account Debtor, a creditor's committee is appointed with respect to an Account Debtor, or if an event occurs amounting to a general business failure of an Account Debtor, Factor may require that Seller promptly repurchase from Factor all Accounts Receivable on which such Account Debtor is obligated (i) by payment to Factor of the amount represented by Factor to be owing on such Accounts Receivable or (ii) by providing Factor with Replacement Accounts in substitution therefor or (iii) by Factor charging Seller’s Reserve, and transferring all of its right, title and interest in such unpaid Account Receivable to Seller.

(c) Without limiting the generality of subsection (a) above, in the event any Account Receivable purchased by Factor has not been paid in full to Factor for any reason (or no reason) (the "Aged Account") within ninety (90) days, (or at Factor’s sole discretion one hundred twenty (120) days on certain Accounts Receivable), from the date of the invoice representing the Account Receivable (the "Maximum Discount Period"), Factor may require that Seller promptly repurchase such Aged Account from Factor (i) by payment to Factor of the amount represented by Factor to be owing on such Aged Account, or (ii) by providing Factor with a Replacement Account in substitution therefor or (iii) by Factor charging Seller’s Reserve, and transferring all of its right, title and interest in such unpaid Account Receivable to Seller.

(d) Without limiting the generality of any other provision of this Section, in the event that Factor in its sole and absolute discretion determines that any Account Receivable is or has become uncollectable (a "Worthless Account"), Factor may require that Seller promptly repurchase such Worthless Account from Factor (i) by payment to Factor of the amount represented by Factor to be owing on such Worthless Account, or (ii) by providing Factor with a Replacement Account in substitution therefor or (iii) by Factor charging Seller’s Reserve, and transferring all of its right, title and interest in such unpaid Account Receivable to Seller.

8. Power of Attorney. In order to carry out the intention of the parties hereto, Seller hereby irrevocably appoints Factor, or any person designated by Factor, as its attorney in fact, which agency is coupled with an interest and which appointment shall be irrevocable until all obligations Seller owes Factor are satisfied, with the express authority to (i) sign and endorse on behalf of Seller all checks, drafts and other forms of payment received by Factor, waiving any notice of presentment and dishonor, whether or not said checks represent payment on purchased Accounts Receivable, (ii) receive, open and dispose of Seller's mail received at Factor's address, (iii) strike out Seller's address on any billing or statement sent to an Account Debtor and substitute Factor's address, (iv) in Seller's name demand, sue for, collect and give releases for any and all monies due on or to become due on purchased Accounts Receivable, (v) compromise, prosecute, or defend any and all things necessary and proper to carry out this Agreement, specifically including, but not limited to, executing any documents necessary to perfect or continue the perfection of the security interest granted herein.

9.    Payments Received by Seller. Should Seller receive payment of all or any portion of an Account Receivable sold pursuant to this Agreement, Seller shall immediately notify Factor of the receipt of the payment, hold said payment in trust for Factor separate and apart from Seller's own property and funds, and shall deliver said payment to Factor without delay in the identical form in which received. Should Seller receive a check or other instrument of payment representing payment of amounts due to both Factor and Seller, Seller shall surrender said check or payment instrument to Factor. Should Seller receive a check or other instrument of payment representing payment of amounts due Factor and fail to surrender to Factor said check or payment instrument within nine (9) business days, Seller shall be deemed to have committed a material default in this Agreement. In addition to all other damages to which Factor shall be entitled, Factor shall be entitled, in the event Seller violates its obligations under this paragraph, to charge Seller a misdirected payment fee equal to ten (10%) percent of the amount of the payment instrument or One Thousand Dollars ($1,000.00) whichever is greater, to compensate Factor for the additional administrative expenses that are likely to be incurred as a result of a breach. In the event any merchandise, the sale of which gave rise to an Account Receivable purchased by Factor, is returned to or repossessed by Seller, such merchandise shall be held by Seller in trust for Factor, separate and apart from Seller's own property and subject to Factor's sole direction and control.

10. Default. The term "Event of Default" as used in this Agreement shall mean the occurrence of any of the following events:

(a)	The failure of Seller to punctually and properly observe, keep or perform any covenant, agreement or condition herein required to be observed, kept or performed; or required under any other agreement or contract that may be executed between Seller and Factor.

(b)	A representation or warranty made by Seller in this Agreement shall prove to be untrue or incorrect in any material respect as of the date made or any financial statement or other statement purporting to represent the financial condition of Seller proves to be false or incorrect in any material respect as of the date made.

(c)	The failure of Seller to, within five (5) business days, deliver to Factor a remittance received by Seller in payment of a purchased Account Receivable.

(d)	The failure of Seller to pay any indebtedness owed by Seller to Factor when due whether or not said indebtedness arises hereunder or under some other agreement or contract by and between Seller and Factor.

(e)	The appointment of a receiver or trustee for Seller.

(f)	Seller becomes insolvent, is unable to pay its debts as they mature or makes an assignment for the benefit of creditors.

(g)	Seller is adjudicated a debtor in bankruptcy or requests, either by way of petition or answer, that Seller be adjudicated a bankrupt or that Seller be allowed or granted any composition, reassignment, extension, reorganization or other relief under any bankruptcy law or any other law for the relief of debtors now or hereafter existing.

(h)	An involuntary petition in bankruptcy is filed by or against Seller.

(i)	A levy(s) or notice(s) of attachment, execution(s), tax lien(s) or assessment(s) or similar process is issued against Seller or the Collateral.

(j)	The dissolution of Seller.

(k)	Until full payment and performance of all obligations of Seller under the Agreement, Seller fails to notify in writing to Factor within 15 days of any changes of name, dba, place of business, state of incorporation or corporate status.

11. Remedies Upon Default. Upon the occurrence of an Event of Default, Factor may resort to any one or more of the following remedies. The employment of any particular remedy shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies:

(a)	Declare any indebtedness secured hereby immediately due and payable.

(b)	Exercise its rights as a secured party and enforce the security interest granted hereunder pursuant to applicable law, including, but not limited to, the right of Factor to establish contact with and instruct any and all of Seller's customers to remit payment(s) due or to become due arising from the sale of merchandise or rendering of services directly to Factor at Factor's address, whether or not said payments relate to Accounts Receivable purchased by Factor hereunder. Furthermore, Factor shall have the right to establish contact with and instruct any other party from whom Seller may be entitled to receive monies now due or to become due in the future to remit said monies to Factor at Factor's address. In the event Factor deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of Seller's default, Seller waives any requirement that Factor post or otherwise obtain or procure any bond. Seller also waives any right to attorney's fees or costs in the event any equitable relief awarded is thereafter, for whatever reason(s), vacated, dissolved or reversed.

(c)	Immediately terminate this Agreement as to future transactions, without affecting the rights and obligations of the parties occurring with respect to prior transactions.

(d)	Enter the premises of Seller and take possession of the Collateral and of records pertaining to the Accounts Receivable and the Collateral.

(e)	Grant extensions, compromise claims and settle Accounts Receivable for less than face value, all without prior notice to or authority of Seller, except as granted herein.

(f)	Exercise all other rights conferred by law or equity or under this Agreement and resort to any remedy existing at law or in equity for the collection of any indebtedness secured hereby and for the enforcement of the covenants and agreements contained herein.

12. Financial Statements. Seller agrees to keep proper books of record in accordance with generally accepted accounting principles and practices, which books shall at all times be open to inspection by Factor upon reasonable prior notice, during normal business hours. In addition, Seller shall furnish Factor upon request any prior or current income statement, balance sheet, tax return and report, along with any other supplementary financial information requested. Factor shall have the right, at all times during normal business hours, upon prior notice, to examine and make extracts from all books and records of Seller.

13. Reimbursable Expenses. In the course of performing its functions with respect to the investigation, approval, purchase and collection of Accounts Receivable purchased from or offered for sale by Seller, Factor may incur routine and/or extraordinary expenses, including, but not limited to, one-time set up charges, long distance telephone, postage over and above first class mail postage, photocopies, credit research, credit report preparation, trade credit report preparation, wire transfers, overnight mail delivery, courier delivery, check certification, UCC search and filing fees, other lien search fees, facsimile transmissions, auditing and legal fees, all of which shall be reimbursed to Factor by Seller upon demand or deducted from the proceeds payable on a purchased Account Receivable.

14. Account Debtor Claims. Seller shall notify Factor of the assertion of any claim, including any defenses, dispute or offset by an Account Debtor with respect to an Account Receivable purchased by and assigned to Factor or the merchandise or service relating thereto within twenty-four (24) hours after receiving such information, and subject to Factor's approval Seller may at its own expense, settle all such claims. Factor may, in its sole discretion, opt to settle any Account Debtor claim directly with the Account Debtor involved, at the Seller's expense, upon such terms as Factor may deem advisable at which time Seller shall cease any communications with the respective Account Debtor. In the event of any Account Debtor claim or breach by Seller of any representation hereunder as to an Account Receivable purchased by and assigned to Factor, Seller shall pay the unpaid balance of said Account Receivable in accordance with the provision of paragraph 7 above. In the event Factor exercises its right to settle and compromise Account Debtor claims, Seller hereby specifically agrees to the terms, conditions and provisions of any and all settlements, compromises and other agreements, oral or written, entered into by Factor and Factor shall be deemed authorized to execute all releases, settlements or compromise agreements, and receive, for and in Seller's name, all money and property that Factor may receive in such settlement, release or compromise of Account Debtor claims. The foregoing is discretionary upon the part of Factor and Seller shall have no right to demand or require Factor's exercise of the aforesaid rights. Notwithstanding delivery of such notice, Factor’s failure to agree shall not otherwise adversely affect any right(s) of Factor or Seller’s waiver(s) herein.

15. Attorney's Fees. In the event that Factor retains counsel for the purpose of enforcing any rights inuring to Factor arising out of the relationship between Seller and Factor and this Agreement, Seller agrees to pay all reasonable attorney’s fees, courts costs and expenses incurred by Factor or its counsel at all trial and/or appellate levels. Seller also acknowledges that Factor may charge and/or set off against Seller's Reserve all such fees and costs as they are incurred. Notwithstanding the existence of any law, statute, rule, or procedure in any jurisdiction which may provide Seller with a right to attorney’s fees or costs, Seller hereby waives any and all rights to hereafter seek attorney’s fees or costs thereunder and Seller agrees that Factor exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party except to the extent Factor is found to have acted with gross negligence or willful misconduct.

16. Notice. Except for routine day to day business communications, any notice or communication required hereunder shall be in writing and given by personal delivery or delivery service or sent by regular, registered, or certified mail, postage prepaid to the addressee at the address shown below or at the most current address that the party has from time to time designated in writing.

17. Term. This Agreement shall be effective from the date hereof and shall continue in full force and effect for a period of 1 year and shall be deemed renewed from year to year thereafter unless terminated by Seller by delivery of written notice of termination to Factor, by registered or certified mail, not less than thirty (30) days prior to the last date of the then current term or as provided in the Addendum hereto. Factor shall be entitled to terminate this Agreement at any time by giving thirty (30) days prior written notice. In addition, Factor shall have the right for any reason or no reason to terminate this Agreement at any time without prior written or oral notice upon the occurrence of an Event of Default. Upon the effective date of termination, all of Seller’s obligations, whether incurred under this Agreement or any amendment or supplement thereto or otherwise, shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of Seller’s obligations of every nature whatsoever shall have been fully paid and satisfied, Factor shall retain Factor's security interest in and title to all existing and future Accounts Receivable and other Collateral held by Factor hereunder. Until final termination following the notice thereof, Seller shall continue to offer all Accounts Receivable to Factor and Factor shall be under no obligation to make any further Advances or purchase any Account Receivable with respect thereto. In addition, any termination of this Agreement shall not serve to release any security interest granted herein until all Accounts Receivable purchased hereunder and all indebtedness of Seller to Factor have been paid in full nor shall such termination affect any of the obligations incurred by the parties hereto.

18. Indemnification. Seller agrees to promptly and immediately upon demand indemnify, defend and save Factor harmless from and against any and all liability, claims, suits, demands, damages, judgments, costs, interest and expenses (including, but not limited to attorney’s fees and costs) to which Factor may be subject or suffer by reason of any liability or claim arising or resulting from Seller’s acts or omission to do any act except to the extent due to Factor’s gross negligence or willful misconduct. This paragraph 18 shall survive termination of this Agreement.

19. Binding on Future Parties. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

20. No Waiver. Failure by Factor to exercise any of Factor's rights or remedies hereunder shall not be deemed to be a waiver by Factor of such or any other rights or remedies, nor in any manner impair the subsequent exercise of the same or any other rights or remedies, and any waiver by Factor of any default hereunder shall not constitute a waiver of any subsequent default.

21. Severability. Each and every provision, condition, covenant and representation contained in this Agreement is and shall be construed to be a separate and independent covenant and agreement. In the event any term or provision of this Agreement shall to any extent be declared illegal, contrary to law, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and this Agreement shall continue in full force and effect as though such term or provision had not been incorporated herein.

22. Miscellaneous.

(a) This Agreement is deemed made and shall be governed, interpreted and construed in accordance with the laws of the State of South Carolina.

(b)   Factor’s books and records shall be admissible in evidence without objection as conclusive evidence of the status of the Accounts Receivable between Factor and Seller. Each statement, report, or accounting rendered or issued by Factor to Seller shall be deemed conclusively accurate and binding on Seller unless within fifteen (15) days after the date of issuance Seller notifies Factor to the contrary by registered or certified mail, setting forth with specificity each reason why Seller believes such statement, report, or accounting or any portion thereof is inaccurate, what Seller believes to be correct amount(s) therefor, and supplies detailed, written support for its objection(s).

(c)     Seller may not assign this Agreement or any of Seller’s rights hereunder to any person without Factor’s prior written consent and this Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Factor’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Seller.

(d) Each of the parties to this Agreement expressly submits and consents to the exclusive jurisdiction of the state and federal courts of the State of South Carolina or, at Factor's sole and exclusive discretion, the courts of the state in which Seller resides, and agrees that if suit be filed in South Carolina, venue shall lie exclusively in the County of Greenville, South Carolina with respect to any controversy arising under, out of, or relating to, this Agreement, any amendment or supplement thereto or to any transactions in connection therewith whether asserted by way of claim, counterclaim, crossclaim or otherwise.

(e) Seller expressly authorizes Factor to access the systems of and/or communicate with any shipping or trucking company in order to obtain or verify tracking, shipment or delivery status of any merchandise regarding an Account Receivable.

(f) Seller acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between Factor and Seller, and Seller waives any right to assert, now or in the future, the existence or creation of any fiduciary or joint venture relationship between Factor and Seller in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) for damages.

(g) No failure or delay by Factor in exercising any of Factor’s powers or rights hereunder, or under any present or future supplement hereto or under any other agreement between Factor and Seller shall operate as a waiver thereof; nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or the exercise of any other right or power. Factor’s rights, remedies and benefits hereunder are cumulative and not exclusive of any rights, remedies or benefits which Factor may have. No waiver by Factor of any provision hereunder shall be deemed to extend to any other provision hereunder.

(h) This Agreement together with any Addendum attached hereto, is a complete and final agreement, reflects Seller’s and Factor’s mutual understanding, supersedes any prior agreement or understanding between the parties, and may not be modified or amended orally. The parties acknowledge that, but for the promises and representations expressly contained in this Agreement, no other promise or representation of any kind has been made to induce either to execute this Agreement. Furthermore, Seller and Factor acknowledge that if any such promise or representation has been made, neither has relied, nor shall either be entitled to rely, upon any such promise or representation in deciding to enter into this Agreement.

(i) In the event Seller’s principals, officers or directors form a new entity, whether a corporation, partnership, limited liability company or otherwise, similar to that of Seller during the term of this Agreement or merge into any other entity (regardless of whether Seller is the surviving entity), such entity shall be deemed to have expressly assumed the obligations due Factor by Seller under this Agreement. Upon the formation of any such entity, Factor shall be deemed to have been granted an irrevocable power of attorney with authority to execute, on behalf of the newly formed successor business, a new UCC-1 or UCC-3 financing statement and have it filed with the appropriate secretary of state or UCC filing office. Factor shall be held-harmless and be relieved of any liability by Seller and such new entity as a result of Factor’s filing any UCC financing statement or the resulting perfection of a lien in any of the successor entity’s assets. In addition, Factor shall have the right to notify the successor entity’s account debtors of Factor’s lien rights, its right to collect all Accounts, and to notify any new lender who has perfected a lien in such successor entity’s assets.

(j) Seller and Factor hereby irrevocably waive any right either may have to a trial by jury in respect of any litigation directly or indirectly at any time arising out of, under or in connection with this Agreement or any transaction contemplated hereby or associated herewith. Each of Seller and Factor, irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages. Seller certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers. Seller acknowledges that Factor has been induced to enter into this Agreement and the transactions contemplated hereby, in part, as a result of the mutual waivers and certifications contained in this paragraph.

23. Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope of meaning of the paragraphs hereof.

__________________________________

OP-TECH Environmental Services, Inc.

By: /s/ Michael McCall

(Signature)

Michael McCall

(Printed Name)

Title: Treasurer

Executed this 30th day of May, 2013.

This counterpart constitutes an original counterpart for purposes of perfection of a security interest.

STATE OF New York, COUNTY OF Onondaga

The foregoing instrument was acknowledged before me this 30th day of May, 2013, by Michael McCall, Treasurer of OP-TECH Environmental Services, Inc., on behalf of the Corporation. He is personally known to me or who provided Driver’s License as identification.

/s/ Necole Bower

Notary Public

Necole Bower

Notary Public, State of New York

Qual in Onon. Co. No. 01BO6207051

Commission Expires June 8, 2013

ACCORD FINANCIAL, INC.

By: /s/ Matthew Panosian

Title: SVP

Executed this 30 day of May, 2013.